Exhibit 1.2

Operating Agreement dated as of June 23, 2006, by and between Xethanol Corporation and Global Energy and Management LLC.

OPERATING AGREEMENT

OF

NEWENGLANDXETHANOL, LLC,

a Delaware limited liability company

THIS OPERATING AGREEMENT (this "Agreement") of NewEnglandXethanol, LLC, a Delaware limited liability company (the "Company"), is made effective as of this 23rd day of June, 2006, by and among the Company and the individuals and entities listed on Schedule A hereto (each individually a "Member" and collectively the "Members").

WHEREAS, the Company has been formed pursuant to the Act by the filing of Certificate of Formation in the office of the Secretary of State of Delaware on April 27, 2006;

WHEREAS, the Members wish to set forth their respective rights, obligations and duties with respect to the Company and its business, management and operations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Certain Definitions. As used in this Agreement:

1.1.1  Act shall mean means the Delaware Limited Liability Company Act set forth in Sections 18-101 to 18-1109 of Title 6 of the Delaware Code, as amend-ed from time to time (or any corresponding provision or provisions of succeeding law).

1.1.2  Adjusted Capital Account shall mean, with respect to the Capital Account of any Member, the balance of such Member's Capital Account after giving effect to adjustments related to any credit or debit to such Capital Account as required by the Code or the Regulations promulgated thereunder.

1.1.3  Affiliate shall mean, with respect to any specified person or entity, (i) any person or entity that directly or indirectly controls, is controlled by, or is under common control with such specified person or entity; (ii) any person or entity that directly or indirectly controls 10 percent more of the outstanding equity securities of the specified entity or of which the specified person or entity is directly or indirectly the owner of 10 percent or more of any class of equity securities; (iii) any person or entity that is an officer of, manager of, director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified person or entity or of which the specified person or entity is an officer, director, partner, manager or trustee, or with respect to which the specified person or entity serves in a similar capacity; or (iv) any person that is a member of the immediate family of the specified person.

1.1.4  Agreement shall mean this Operating Agreement, as it may be amended, supplemented or restated from time to time.

1.1.5  Articles of Organization shall mean the Certificate of Formation creating the Company, as it may be amended from time to time in accordance with the Act.

1.1.6  Board of Managers shall have the meaning ascribed to such term in Section 7.1.

1.1.7  Capital Account shall have the meaning ascribed to such term in Section 3.3.

1.1.8  Capital Contribution means the amount of cash or the fair market value of property contributed to the Company by a Member as the consideration for such Member's interest in the Company. Any reference in this Agreement to the Capital Contribution of a then Member shall with respect to an Interest in the Company shall include a Capital Contribution previously made by any prior Member with respect to that interest of such then Member in the Company. The initial capital contributions of the Members are as set forth on Schedule B.

1.1.9  Class A Units shall have the meaning ascribed to such term in Section 4.1.

1.1.10  Class A Member shall mean a Member holding Class A Units.

1.1.11  Class B Units shall have the meaning ascribed to such term in Section 4.1.

1.1.12  Class B Member shall mean a Member holding Class B Units.

1.1.13  Closing shall have the meaning ascribed to such term in Section 9. 4.1.

1.1.14  Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.1.15  Common Stock shall mean the $.001 par value Common Stock of Xethanol Corporation.

1.1.16  Company shall mean NewEnglandXethanol, LLC.

1.1.17  Confidential Information shall have the meaning ascribed to such term in Section 5.3.

1.1.18  Facility shall mean a biorefinery for the production of ethanol having an annual production capacity of 15,000,000 to 25,000,000 barrels of ethanol per year.

1.1.19  GAAP shall mean United States generally accepted accounting principles consistently applied.

1.1.20  Involuntary Transfer shall have the meaning ascribed to such term in Section 9.2.

1.1.21  Managers shall have the meaning ascribed to such term in Section 7.2.

1.1.22  Members shall mean all of the individuals or entities holding Units set forth on Schedule A hereto, and any person or entity as may from time to time become an additional, substitute or replacement Member upon such terms and conditions as provided by this Agreement and the Act, in such person's capacity as a Member of the Company. "Members" shall refer collectively to all such persons in their capacities as Members.

1.1.23  Permitted Transferee shall mean the other Members of the Company existing at the time of the proposed Transfer.

1.1.24  Project shall mean the acquisition, development, construction and operation of a Facility within the Territory.

1.1.25  Purpose shall have the meaning ascribed to such term in Section 2.4.

1.1.26  Regulations means the Treasury Regulations promulgated under the Code, as from time to time in effect.

1.1.27  Special LLC shall mean a limited liability company that is formed by the Company for the purposes of a single Project.

1.1.28  Territory shall mean the States of Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont and Maine.

1.1.29  Transfer means any disposition or attempted disposition, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of the Units (as defined below) or any right, power or interest therein, including, without limitation, any sale, gift, pledge, encumbrance, creation of a security interest of, in or pertaining to the units, regardless of whether the person effecting, causing to be effected or permitting such disposition or attempted disposition is a Member, an assignee, heir, legatee, executor or administrator thereof, or a trustee, receiver, conservator, liquidator or guardian appointed under any bankruptcy, debtor relief or other law, or otherwise.

1.1.30  Unit or Units shall have the meanings ascribed to such terms in Section 4.1.

1.1.31  Unrecovered Capital Contribution means the portion of a Member's Capital Contribution attributable that a Member’s Units which has not been distributed to that Member pursuant to Section 6.4 or paid to that Member under Section 6.6 and recovered against distribution otherwise payable under Section 6.4.

1.1.32  Value means the fair market value of a Unit if sold in an arms’ length transaction to a willing buyer, without applying any discounts for marketability, lack of control or similar matters and assuming the continued operation of the Company and each Special LLC in the ordinary course. If the Member tendering Units and the purchaser (the Company or the other Member, as the case may be) cannot agree upon the Value within twenty (20) days of the notice or event that gave rise to the need for determination of the Value of a Unit, the parties will refer the matter for appraisal in accordance with the following:

(a)  The parties shall endeavor in good faith to agree, within ten (10) days of the last day of the twenty (20) day period, upon a sole appraiser to conduct the appraisal. Such appraiser shall conduct an appraisal of the Value of the Units within thirty (30) days of his selection, which appraisal shall be binding on the parties.

(b)  If the parties cannot agree upon a sole appraiser within ten (10) days of the last day of the 20-day period referred to above, each of the Members and the Company (as applicable) will select an appraiser and the two appraisers will select a third appraiser. The three appraisers shall be known as the "Appraisal Panel".

(c)  Each appraiser will be qualified by education, experience or training to render a decision in the matters submitted.

(d)  If an Appraisal Panel is selected, within thirty (30) days of the selection of the third appraiser, the first two appraisers, after having conducted such investigation as they deem necessary, will each submit the Value which it believes is accurate (the "Submitted Valuation"), together with all of the information and data on which it based its determination, to the third appraiser.

(e)  Within sixty (60) days after the third appraiser has received the Submitted Valuations, such appraiser will render a decision determining the Value, as follows: if the Submitted Valuations are within ten percent (l0%) of the higher Submitted Valuation, then the Value shall be the average of the Submitted Valuations. If the Submitted Valuations diverge by more than ten percent (10%) of the higher Submitted Valuation, then the third appraiser shall determine the Value by selecting one of the Submitted Valuations.

1.1.33  Unit shall mean a Unit of interest in the Company, each of which shall represent an interest in the Company pro rata to the number of outstanding Units and shall entitle the holder thereof to those rights that are set forth in this Operating Agreement.

1.1.34  Voting Members shall mean the holders of the Class A Units and the holders of Class B Units.

1.2  Singular/Plural, Gender, Etc. In the case of all terms used in this Agreement, the singular. shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

ARTICLE 2

NAME, OFFICE AND FORMATION OF THE COMPANY

2.1  Name. The name of the Company is NewEnglandXethanol, LLC or such other name as the Voting Members may from time to time determine. The Board of Managers shall cause to be filed on behalf of the Company such corporate, assumed or fictitious name or foreign qualification certificate or certificates as may from time to time be required by law.

2.2  Registered Office and Agent. The Company may establish an office and resident agent for service of process and may establish offices and appoint agents for service of process in other jurisdictions as determined by the Board of Managers from time to time.

2.3  Principal Place of Business. The principal place of business of the Company shall be 130 Captains Drive, Westbrook, CT 06498. The Company may change its principal place of business and establish other places of business as determined by the Board of Managers from time to time.

2.4  Purpose. The Company has been formed for the purpose (the “Purpose”) of (i) initiating, developing, investing in and managing Facilities for the production of ethanol in the Territory; (ii) engaging in any or all general business activities that may be related or incidental to, or may appear conducive or expedient for the accomplishment of, the foregoing; and (iii) engaging in any business or activity that might be engaged in or carried on by a limited liability company formed under the Act that is not beyond the scope of the purposes set forth in the preceding subparagraphs (i) and (ii). Without limiting the generality of he foregoing, the Company shall (a) form one or more Special LLCs, each of which shall be formed for the purpose of engaging in a single Project (b) obtain investment capital from third parties in such Special LLCs, to be used for purposes of the applicable Project, and (c) through the Manager of the Company, serving as the Manager of each Special LLC.

Subject to all other provisions of this Agreement, in furtherance of the conduct of its business, the Company is hereby authorized to do as follows:

2.4.1  to enter into, execute, modify, amend, supplement, acknowledge, deliver, perform and carry out contracts of any kind, including operating agreements of limited liability companies (whether as a member or manager), joint venture agreements, limited partnership and general partnership agreements, contracts with Affiliates, and including other contracts establishing business arrangements or organizations, necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company;

2.4.2  to acquire, purchase, own, hold, invest in, manage, finance, refinance, pledge, sell, dispose of, and otherwise deal in and with equity and debt securities of any kind;

2.4.3  to vote, grant proxies for, exercise consent or approval rights pertaining to, and otherwise exercise all rights, powers, privileges, and other incidents of ownership with respect to the assets of the Company;

2.4.4  to incur, create, assume, novate, guaranty, or otherwise be or become liable for any indebtedness (for borrowed money or otherwise), to issue evidences of any such indebtedness, to secure any such indebtedness by mortgage, deed of trust, pledge, charge, security interest, or other lien on any or all assets or property of the Company, and to pay, prepay, extend, or amend or otherwise modify the terms of any indebtedness;

2.4.5  to open, deposit assets into, maintain, appoint and remove authorized signatories for, issue instructions with respect to, withdraw assets from, close, and otherwise deal in and with bank accounts, accounts with securities brokerage firms, and other investment accounts;

2.4.6  to employ, engage, retain, pay compensation to, reimburse for costs and expenses, indemnify, terminate or modify the engagement of, or otherwise deal with agents, employees, officers, managers, accountants, attorneys, consultants, and other Persons;

2.4.7  to commence, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, settle, and compromise any cause of action, proceeding, or claim of the Company;

2.4.8  to acquire, purchase, own, hold, invest in, manage, lease, sell, dispose of, transfer, assign, pledge, encumber, and otherwise deal in real and personal property of any kind, including commodities and equity and debt securities and all or substantially all of the business of the Company in one or more transactions;

2.4.9  to enter into or engage in any kind of activity necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware; and

2.4.10  to take any other action not prohibited under the Act or other applicable law.

2.5  Term. The Company shall have no specific date of dissolution.

2.6  Fiscal Year. The fiscal year of the Company shall be the calendar year.

ARTICLE 3

CAPITALIZATION

3.1  Initial Capital Contributions. The Members have each made and have agreed to make Capital Contributions to the Company as set forth on Schedule B.

3.2  Additional Capital Contributions. Pursuant to the terms set forth herein, the holders of Class A Units, the holders of Class B Units and persons who hereafter acquire Units may make additional Capital Contributions and Schedule B shall be amended by the Board of Managers to reflect such additional Capital Contributions and any sale of additional Units.

3.3  Capital Accounts. A capital account shall be established for each Member (each, a “Capital Account”). The Capital Account of each Member shall be initially credited with the amount of such Member's initial Capital Contribution and (i) shall be increased by the amount of any additional Capital Contributions by the Member and allocations to the Member of items of income and gain, (ii) shall be decreased by the amount of cash or the fair market value of property distributed to the Member or set aside and reserved in accordance with Section 6.4 hereof and allocations to the Member of items of loss and deduction, and (iii) shall otherwise be appropriately adjusted to reflect the transactions of the Company and the Members in accordance with Regulation Section 1.704-1(b). Upon the admission of additional Members, the Company's profits or losses for the fiscal period ending on the day before such admission shall be allocated among the Members immediately prior to such admission, and thereafter Capital Accounts shall be established for the newly-admitted Members. The Capital Account of each Member upon admission as Members of the Company is set forth on Schedule A attached hereto. No Member shall be obligated to the Company, to any other Member, or to any third party to restore or repay any deficit in its Capital Account. Upon the transfer of a Member's entire interest in the Company, the Capital Account of such Member shall carry over to the transferee. Upon the transfer of a portion of a Member's interest in the Company, the portion of such Member’s Capital Account attributable to the transferred portion shall carry over to the transferee. If distributions under this Agreement are insufficient to return to any Member the full amount of such Member's capital contributions to the Company, such Member shall have no recourse against any other Member for the return of such capital contributions.

3.4  Return of Capital and Waiver of Partition. No Member has the right to demand or receive from the Company any return of capital contributions made pursuant to this Agreement, except with respect to distributions during the term of this Agreement or upon dissolution of the Company. No Member has the right to demand and receive any distribution from the Company in any form other than cash.

ARTICLE 4

MEMBERSHIP UNITS

4.1  Designation of Units. The units of the Company (each, a "Unit" and collectively, the "Units") shall be divided into two classes: Class A (the "Class A Units")and Class B (the "Class B Units"}, which shall have the rights and privileges set forth below in this Agreement. The Class A Units and Class B Units that are currently held by each Member are set forth on Schedule A hereto. Except as otherwise expressly indicated in this Agreement, the relative rights, powers and duties of the Class A Units and Class B Units shall be identical.

4.2  Voting Rights. At every meeting of the Members (including actions taken without a meeting by written consent of Members), the holders of Class A Units and the holders of Class B Units shall have one vote for each Unit held by them. All matters coming before the Members shall be determined by the affirmative vote or written consent of the holders of a majority of then outstanding Class A Units and Class B Units, except as set forth in Section 4.3.

4.3  Supermajority Voting Requirements.. Prior to the Company taking any of the following actions, the affirmative vote of all of the Units held by the Class A Members and the Class B Units shall be required:

4.3.1  The formation of a Special LLC and the undertaking of a Project in accordance with the provisions of Section 5.2.

4.3.2  The appointment or dismissal of executive officers for the Company, the establishment of the terms of their employment and any modification to the terms of their employment;

4.3.3  Any transaction between the Company and a related party (which shall include, but not be limited to, Members, Managers and officers and their respective relatives);

4.3.4   The undertaking of any Project or the formation of any Special LLC;

4.3.5  The making of any distributions, other than mandatory distributions required by Section 6.6 of this Agreement;

4.3.6  The issuance of any Units other than the Units that are being issued in connection with the formation of the Company and the execution of this Operating Agreement;

4.3.7  The redemption of any Units, except as expressly contemplated by this Agreement;

4.3.8  The incurrence by the Company of any indebtedness other than aggregate indebtedness not in excess of $25,000.00 incurred for the expenses of operating the Company in the ordinary course.

4.3.9  The sale of any Project or the interest of the Company in any Project

4.3.10  The merger or consolidation of the Company with another entity in a transaction which the Company is not the surviving entity, or the sale of all or substantially all of its assets;

4.3.11  The acquisition by the Company of another entity, whether by purchase, merger or otherwise;

4.3.12  The amendment of this Agreement (including any amendment to create additional classes of Membership); and

4.3.13  The liquidation or dissolution of the Company.

ARTICLE 5

RIGHTS, DUTIES AND RESTRICTIONS OF THE MEMBERS

5.1.  Membership. The percentage interest of each Member in the profits and losses of the Company shall be allocated as set forth in Article 6.

5.2.  Special LLCs.

5.2.1.  Each Project shall be undertaken by a Special LLC that will be formed by the Company upon, among other terms, the following terms and conditions:.

5.2.2.  The Company will maintain operating and voting control of each such Special LLC. The Members shall designate the Manager of the Company as the Manager of each Special LLC.

5.2.3.  The Company shall make such contributions to the capital of each Special LLC as may be necessary in connection with its formation and initial operations, it being the intention of the Company and the Members that (a) such additional capital as may be required for the Project to be undertaken by such Special LLC shall be contributed by third parties and (b) each of the Members will have a right to purchase any or all of the interests in such Special LLC to be issued in order to raise such capital (provided, that if all Members wish to purchase such interests, they shall have the right to do so pro rata to their Interests in the Company, with a right of over allotment if the exercise such pro rata rights does not result in the sale of all of such interests that the Members wish to purchase).

5.2.4.  Each Special LLC will pay the Class A Member a Technology Access fee that will entitle it to have access to the technology that is licensed to the Company pursuant to Section 3.1 and Schedule B. The Technology Access Fee will be equal to Five Hundred Thousand Dollars ($500,000) (the “Lump Sum Fee”) plus a royalty of five percent (5%) of the gross revenues of such Special LLC (the “Royalty Fee”). The Lump Sum Fee will be payable in two equal installments of Two Hundred Fifty Thousand Dollars ($250,000) each, the first of which will be payable on the date that the Facility operated by such Special LLC commences commercial operation and the second of which will be payable on the date that is six (6) months after the date that the Facility operated by such Special LLC commences commercial operation. The Royalty Fee will be payable on or before the tenth (10th) day of each calendar quarter, based upon revenues of such Special LLC (determined in accordance with GAAP) for the preceding calendar quarter.

5.2.5.  Commencing on the date of the approval of a Project in accordance with Section 4.3 and the formation of the related Special LLC, such Special LLC will pay the Company a project management fee of $15,000 per month, which fee shall be payable in advance on or before the tenth (10th) day of each calendar month.

5.3.  Confidential Information. The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or persons with which it does business. Each Member shall hold in strict confidence and not use for its own benefit (except in connection with the business of the Company) or for the benefit of anyone else any Confidential Information it receives regarding the Company; provided, however, that such restrictions shall not apply to the disclosure or use by the Class A Member of any of such information in connection with its own business or the business of any other entity outside the Territory. "Confidential Information" means any information concerning the Company or that the Company has developed and maintained, including without limitation the terms and conditions of this Agreement, secret and proprietary information concerning products and processes, trade secrets, methods, formulas, machines, prototypes, components, inventions, creations, systems, designs, materials, software, assembly techniques, pending patent applications, compositions, improvements, ideas, specifications and arts relating to products and services and the manufacture, assembly, testing, sale and service of products and services, business opportunities, marketing plans, financial projections, financing plans, and. other business information related to present or prospective business activities or opportunities of the Company, including without limitation any such information concerning or related to the construction and operation of facilities for the production of ethanol biorefineries and to the marketing and sale of the ethanol produced thereby. The Class B Member may not disclose Confidential Information to any person other than another Member, and the Class A Member may not disclose Confidential Information to any person for use within the Territory other than another Member, except in each case for disclosures: (i) compelled by law; (ii) to advisers or representatives of the Member; but only if the recipients have agreed to be bound by the provisions of this Section 5.2; or (iii) of information that such Member also has received from a source independent of the Company without (to the knowledge of such Member) breach of any obligation of confidentiality. The Members acknowledge that a breach of the provisions of this Section 5.2 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 5.2 may be enforced by specific performance.

5.4.  Non-Competition.

5.4.1.  The Class A Member shall not, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity: (i) own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the development or operation of biorefineries within the Territory; (ii) solicit, divert or appropriate or attempt to solicit, divert or appropriate any of the Company's or any Special LLC’s customers or suppliers, or any prospective customers or suppliers, for the purpose of competing against the Company or such Special LLC or any present or future parent, subsidiary or other affiliate of the Company which is engaged in the Purpose; (iii) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company, any Special LLC or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such Special LLC, parent, subsidiary or affiliate for any reason. Notwithstanding the foregoing, if the Members shall fail to approve any Project in accordance with Section 4.3 because the Class B Member voted against such approval,, then the Class A Member may undertake such Project itself, without any obligation to the Company or to the Class B Member.

5.4.2.  The Class B Member shall not, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity: (i) own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the development or operation of biorefineries, anywhere in the world, except that nothing contained herein shall preclude any Member from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that such Member's holdings do not exceed five (5%) percent of the issued and outstanding capital stock of such business; (ii) solicit, divert or appropriate or attempt to solicit, divert or appropriate any of the Company's or any Special LLC’s customers or suppliers, or any prospective customers or suppliers, for the purpose of competing against the Company or such Special LLC or any present or future parent, subsidiary or other affiliate of the Company which is engaged in the Purpose; (iii) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company, any Special LLC or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such Special LLC, parent, subsidiary or affiliate for any reason.

5.5.  Meetings. Meetings of the Members may be called at any time by any Member or by the Manager.

5.6.  Place of Meetings. Meetings of the Members shall be held anywhere in the United States, at such place or places as may be fixed by the Manager and stated in the notice of the meeting.

5.7.  Notice of Meeting. Notice of each meeting of the Members, stating the day, hour and place thereof, shall be given to each Member by the Member(s) or Manager calling the meeting at least five (5) business days before the meeting, by leaving written notice with each Member at his residence or usual place of business, or by mailing written notice, postage prepaid, and addressed to such Member at the Member's usual or last known business or residence address. Each Member shall promptly notify the Company of any change of address. Notice need only contain a summary of the purpose of the meeting.

5.8.  Quorum. Members entitled to vote and holding at least 51% of the aggregate outstanding Units to which such voting rights apply, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the aggregate outstanding Units entitled to vote that are so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Voting Members having aggregate outstanding Units the absence of which would cause there to be less than a quorum.

5.9.  Voting. If a quorum is present in person or by proxy at the meeting, the consent of the Members entitled to vote and representing a majority of the outstanding Class A Units and the Class B Units shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or by this Agreement.

5.10.  Action by Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the same number of Members holding Class A Units and Class B Units as are necessary to decide a question at a meeting of the Members consent to the action in writing and such written consents are filed with the records of the meeting of the Members. Such consent shall be treated for all purposes as a vote at a meeting.

5.11.  Waiver of Notice. Whenever any written notice is required to be given by this Agreement, a waiver of notice signed either before or after the action for which notice is required shall have the effect of written notice. Attendance at any meeting shall also constitute a waiver of notice unless an objection to the lack of notice is made by a Member at the meeting.

5.12.  Proxy Voting. A Voting Member may vote by written proxy executed in writing by him, her or it. All proxies shall be filed with the Company before voting and shall be effective for no more than six (6) months. No proxy purporting to be executed by or on behalf of a Member shall be deemed invalid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

5.13.  Common Stock Purchase Option. The Class A Member hereby grants the Class B Member the option to purchase that number of shares of its Common Stock as is equal to One Million Dollars ($1,000,000) divided by the Option Purchase Price for an aggregate purchase price of One Million Dollars ($1,000,000). Such Option may be exercised at any time from the date hereof until 5:00 p.m. eastern time on or before the date that is 15 days after the Effective Date by the Class B Member providing written notice to the Class A Member that it elects to exercise such option.. The parties agree to use their best efforts to negotiate and complete a subscription agreement relating to the purchase of such shares and a Registration Rights Agreement pursuant to which the Class A Member will grant the Class B Member piggy-back registration rights on generally accepted terms (including underwriters cutbacks and the coordination of such registration rights with other holders of shares of Common Stock) within five (5) business days of the exercise of such option., For purposes of this Section 5.13, the “Option Purchase Price” shall be eighty-five percent (85%) of the average closing price of the Common Stock for the five trading days preceding the date on which the Class A Member and the Class A Member execute a subscription agreement relating to the purchase of such shares.

ARTICLE 6

DISTRIBUTIONS AND ALLOCATIONS

6.1.1  Allocation of Profits and Losses. Except as provided in Section 6.2, items of income, gain, loss and deduction shall be allocated to cause Adjusted Capital Accounts, to the greatest extent possible, to be such that if the Company were then liquidated in accordance with Article 11 at book value, distributions in liquidation under Article 11 would be made to the Class A and the Class B Members in proportion to their Unit holdings.

6.2  Regulatory Allocations.

6.2.1  Tax Allocations; Code Section 704(c).

(a)  Except as otherwise provided herein, all items of income, gain, loss, deduction and credit realized by the Company shall, for each fiscal year, be allocated for federal income tax purposes among the Class A and the Class B Members in the same manner as items of income, gain, loss, deduction and credit are allocated pursuant to Section 6.1 or as otherwise determined by the Managers in a manner that reasonably reflects the purpose and intention of this Agreement.

(b)  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

(c)  In the event of a revaluation of Company assets in connection with maintaining Capital Accounts, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the new valuation of such assets in accordance with Code Section 704(c) and the Regulations thereunder.

(d)  Allocations pursuant to this Section 6.2.1 are solely for purposes of federal income taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of profits, losses, other items, or distributions pursuant to any provision of this Agreement.

6.2.2  Regulatory Economic Allocations. Notwithstanding Section 6.1,

(a)  The "minimum gain chargeback requirement" of Regulations Section 1.704-2(f) shall apply;

(b)  The "chargeback of partner nonrecourse debt minimum gain" requirement of Regulations Section 1.704-2(i)(4) shall apply;

(c)  The allocation of "partner nonrecourse deductions" required by Regulations Section 1.704-2(i)(2) shall apply; and

(d)  No Member shall be allocated any item of deduction or loss if the allocation causes a deficit in the Member's Adjusted Capital Account, and instead such item shall be allocated in a manner that does not cause such a deficit. If a Member unexpectedly receives an allocation of loss or deduction or a distribution which causes a deficit in the Member's Adjusted Capital Account at the end of any taxable year, then items of income and gain of the Company shall be allocated to that Member to eliminate such deficit as quickly as possible. This paragraph is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code §704(b).

6.2.3  Curative Allocations. The economic arrangement intended by the Members with respect to distributions on liquidation is based on Capital Accounts adjusted for profits and losses as set forth in Section 6.1 without consideration of the allocations specified in Section 6.2.2, above. Therefore, in the event the allocations specified in Section 6.2.2 or any other allocations required by the Code or other applicable tax law would cause the Capital Accounts balances of the Members to differ from the Capital Account balances which would have pertained in the absence of such allocations, the Managers will specially allocate items of income, gain, loss and deduction in a manner which complies with Code section 704(b) and causes the Capital Account of each Member to equal as closely as practicable the Capital Account such Member would have had in the absence of any such allocations required by Section 6.2.2 or other allocations required by the Code or other applicable tax law.

6.3  Allocations Upon Transfer or Admittance. In the event that a Member acquires an interest in the Company either by transfer from a Member or by acquisition from the Company, unless a different method is selected by the Managers, (i) an equal portion of the profits or losses from operations of the Company for the quarter in which such acquisition occurs shall be allocated to each day of such quarter, and the profits and losses so allocated to the portion of the quarter prior to the date of the acquisition of the interest in the Company by the Member shall be allocated among the Members without giving effect to such acquisition, and the profits and losses so allocated to the portion of the quarter from and after the date of the acquisition of such interest shall be allocated among the Members by giving effect to such acquisition, and (ii) profits and losses realized from the sale or other disposition of the assets of the Company shall be allocated among the Members based upon the actual ownership of interests in the Company on the date of the event giving rise to such profits or losses.

6.4  Distributions Among Members. For each fiscal year, the Manager may, in his sole discretion, recommend to the Members (who shall vote on such matter in accordance with the provisions of Section 4.3) that the Company make distributions, other than liquidating distributions, to the Members out of cash or other property available for distribution (as determined after payment of, or adequate provision for, Company expenses), and, if such recommendation is approved (or if the Members otherwise approve distributions in accordance with the provisions of Section 4.3), then such distributions shall be made in the following order of priority:

(i)  First, the advance distributions described in Section 6.6 hereof;

(ii)  Second, to the Class B Member, until such Member has received distributions in an amount equal to all contributions to capital made by such Member in accordance with Section 3.1 and Schedule B; and

(iii)  Third, to and among the Class A and the Class B Members in proportion to their Unit holdings.

Liquidating distributions shall be apportioned among the Members in accordance with Article 11 hereof.

6.5  Non-cash Distributions. If any non-cash assets of the Company shall be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof as determined by the Company. In the case of a non-cash distribution, the Company shall be deemed to have recognized income or loss as if the distributed property were sold for fair market value on the date of distribution as determined in good faith by the Manager and the Capital Accounts of the Members will be adjusted accordingly.

6.6  Tax Distributions. Notwithstanding the foregoing, to the extent available, the Manager may in his sole discretion authorize distributions to the Members at times and in amounts intended to assist the Members in paying their income tax liabilities for a Fiscal Year arising from the allocations made pursuant to Section 6.1 and 6.2 hereof. In estimating such distributions, the Company may employ reasonable uniform assumptions, for example, that each Member is an individual resident in New York State taxable in the highest combined state and federal rate applicable to the type of income allocated to the Member, and that allocations of income to a Member in a current year may be offset by prior allocations of net loss to such Member. Distributions to a Member made under this Section 6.6 shall be treated as advance payments of, and shall reduce, payments otherwise distributable to such Member pursuant to Section 6.4 and Article 11. Any distributions made to a Member pursuant to this Section 6.6 and not recovered against other distributions payable to such Member shall constitute a debt of such Member to the Company payable upon dissolution of the Company or such earlier time as the Member ceases to be a Member of the Company.

6.7  Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.7 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE 7

MANAGERS/MANAGEMENT

7.1  Responsibilities. The business, property, and affairs of the Company shall be managed by or under the direction of a Board of Managers, which shall have all powers necessary to achieve the purposes of the Company which are not inconsistent with this Agreement or the Act. Without limiting the generality of the foregoing (and subject to the rights reserved to the Members under Section 4.3), the Board of Managers shall have the power to approve the following, unless the Members have voted to the contrary pursuant to the provisions of Section 4.1:

7.1.1  The hiring or termination of any officer of the Company;

7.1.2  The approval of or amendment to any operating or capital budget of the Company. Without limiting the generality of the foregoing, the initial operating budget of the Company will define the manner in which the payments of its capital contribution by the Class B Member are to be allocated, and the parties acknowledge that the first two of such payments should be allocated to preparatory work for the initial Project to be undertaken by the Company and for administrative operating expenses and that the third of such payments should be allocated to provide capital for the commencement of the first of such Projects;

7.1.3  The approval of the commencement of any Project, which approval shall be based upon a detailed analysis of such Project (including, without limitation an engineering study, capital structure, financing feasibility study (including information regarding possible investors and lenders and a risk and return analysis)

7.1.4  Except as part of a previously approved budget, any agreement or arrangement, written or oral, the payment of any Manager, officer, agent or employee of the Company or the entering into of any loan, lease, contract or other transaction with any employee of the Company or with any Manager or officer of the Company or any member of such persons immediate family;

7.1.5  The retaining of and the establishment of any consultant to the Company;

7.1.6  Except as part of a previously approved budget, the making of or commitment to make any capital expenditures;

7.1.7  The settlement of any claim or litigation by or against the Company or any regulatory proceedings;

7.1.8  The assertion of a strategic position with respect to a material matter before any governmental authority on behalf of the Company; and

7.1.9  The entering into of any contract, agreement or other commitment or issuance of any purchase order.

7.2  Number Election and Qualification. The Board of Managers shall be composed of four (4) individuals. The number of Managers of the Company who shall constitute the Board of Managers may be fixed, increased or decreased from time to time by a vote of the holders of a majority of the outstanding Class A Units and the outstanding Class B Units, voting as a single class. The Class A Members, voting separately, shall elect two (2) of the Managers and the Class B Members , voting separately, shall elect two (2) of the Managers. A Manager need not be a Member. The members of the Board of Managers are referred to herein as “Managers”. The Members of the Board of Managers elected by the Class A Members shall initially be Christopher d’Arnaud-Taylor and Robin Buller, and the Members of the Board of Managers elected by the Class B Members shall initially be Lee R. Tyrol and Eric Bartone.

7.3  Term. Each elected Manager shall hold office until his successor is elected and qualified, or until he sooner flies, resigns, is removed or becomes disqualified.

7.4  Meetings. Meetings of the Board of Managers may be called at any time by or at the request of any Manager. The person or persons authorized to call the meeting of the Board of Managers may fix any place as the place for holding any meeting of the Board of Managers.

7.5  Notice: Waiver of Notice. Written notice of any special meeting of the Board of Managers shall be given at least two (2) days before the meeting as follows:

7.5.1 (i) by leaving such notice with him at his residence or usual place of business; (ii) by mailing such notice, postage prepaid, and addressed to such person at his address as it appears in the records of the Company; (iii) by facsimile or electronic mail transmission of such notice to such person's usual place of business; or (iv) by hand delivery or telegram to such person at his usual place of business or, in the event such notice is given on a Saturday, Sunday or holiday, to such person at his residence. If mailed, such notice shall be deemed to be delivered two (2) business days following the date deposited in the United States mail properly addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice is given by facsimile or electronic mail transmission, such notice shall he deemed given upon confirmation of receipt.

Notice of a meeting need not be given to any Manager if a written waiver of notice executed by such Manager before or after the meeting is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

7.6  Quorum. A majority of the Managers, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Board of Managers. If less than a quorum of such Managers is present at a Board of Managers meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice. No Manager shall fail to attend a meeting of the Board of Managers for purposes of defeating a quorum or avoiding action by the Company.

7.7  Voting. Except as otherwise required by the Act, the Articles of Organization or this Agreement, the affirmative vote of a majority of the Board of Managers shall be necessary to take any action at a meeting of the Board of Managers. Each member of the Board of Managers shall have one vote on each matter to come before the Board of Managers.

7.8  Meetings by Telecommunications. Unless the Act otherwise provides, members of the Board of Managers or any committee designated thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

7.9  Informal Action by Managers. Any action required or permitted to be taken at any meeting of the Board of Managers or any committee, if any, may be taken without a meeting if all of the Managers consent to the action in writing or by electronic transmission and the written or electronic consents are filed with the records of the meeting. Such consents shall be treated for all purposes as a vote at a meeting.

7.10  Removal of Managers. A Manager may be removed from. office with cause by a vote of the holders of a majority of the outstanding Class A Units or Class B Units, as the case may be, entitled to designate such Manager as set forth in Section 7.2, at any meeting of the Members called at least in part for that purpose; provided that the Manager shall be given reasonable notice of the reasons for the proposed removal and an opportunity to be heard by the Class A Members or the Class B Members, as applicable, before a removal vote is taken. At the request of any Class A Member or Class B Member, as applicable, voting with respect to removal of a Manager shall be by closed ballot.

7.11  Resignation. Any Manager of the Company may resign from office by delivering or causing to be delivered to any officer of the Company, or to the Board of Managers, a written resignation, which shall take effect upon being so delivered or at such other time as may be therein specified.

7.12  Vacancies. Any vacancy in an elected Manager position shall be filled by the vote of the holders of at least a majority of the outstanding Class A Units or Class B Units, as the case may be, entitled to designate such Manager as set forth in Section 7.2, and the Manager so elected shall serve for the unexpired portion of his predecessor's term of office. The Board of Managers shall have and may exercise all of its powers notwithstanding the existence of one or more vacancies in its number.

7.13  Other Management. The Company shall have a Managing Director and such other officers and management personnel as the Board of Managers may elect or appoint from time to time. Such officers and management personnel may be removed with or without cause by the Board of Managers. Any officer may resign by giving written notice of his resignation to the Board of Managers and such resignation shall become effective upon delivery of such notice unless a later time is specified therein. No officer need be a Member and two or more offices may be held by any one person. Each officer shall have such powers and duties as determined by the Board of Managers; provided, that until the Board of Managers shall determine otherwise, the Managing Director shall have responsibility for the day-to-day operation of the Company, subject to the rights reserved to the Board of Managers in Section 7.1 and to the Members in Section 4.3. The initial Managing Director of the Company shall be Lee R. Tyrol.

7.14 Manager Compensation. The Company shall reimburse each Manager for his documented travel and other expenses incurred in order to attend Board of Manager meetings.

ARTICLE 8

ADMINISTRATIVE MATTERS

8.1  Books of Account. At all times the Company shall maintain or cause to be maintained true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied on an accrual basis, in which shall be entered fully and accurately all transactions of the Company. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company's business.

8.2  Tax Matters Handled By the Company. The Company shall have full authority to, negotiate with, to conclude agreements with or to refuse to agree with Federal, state, local and foreign taxing authorities as to the taxable income of the Company for any taxable period and any determination of such taxable income shall be binding upon the Members, each of whom individually shall be liable to pay any additional tax and interest or entitled to receive any refund and interest resulting from such determination.

The Company shall not be responsible for any loss or damage to any Member, as a result of any such determination or failure to arrive at a determination. The Company may also make such elections, including, without limitation, an election under Section 754 of the Code, as the Members may determine.

ARTICLE 9

TRANSFER OF INTERESTS

9.1.  Restrictions Upon Transfers: Permitted Transfers. The Members may not effect, cause to be effected or permit any Transfer of any of their Units, whether now owned or hereafter acquired, without the prior written consent of the holders of a majority of the outstanding Class A Units and Class B Units except as provided in this Article 9.

9.2.  Right of First Refusal Upon Involuntary Transfer. The involuntary transfer of any units by any Member to any transferee other than a Permitted Transferee (an "Involuntary Transfer”) is prohibited. As used herein, an Involuntary Transfer shall include a transfer to the trustee of a Member's estate in a case under the Bankruptcy Code, a transfer to a Member as debtor in possession, a transfer to the receiver of a Member's estate appointed under applicable state law, a transfer to a former spouse in dissolution of marriage proceedings, a sale to satisfy a tax lien, an execution to satisfy a judgment and a transfer compelled by a court or other authority, including in connection with the death of a Member.

9.2.1.  If a court or other authority nevertheless requires an Involuntary Transfer, then within five (5) days after the Company's receipt of notice of the Involuntary Transfer, the Company shall give the other Members notice of the Involuntary Transfer. Within forty (40) days after the date of that notice, the Company shall determine the Value of the units on the date of the Involuntary Transfer and shall give written notice (the "Value Notice") to the involuntary transferor, involuntary transferee and the other Member. Within fifteen (15) days after the date of the Value Notice, the other Member shall have the right to purchase any or all of the Units allocated in the manner described in Subsection 9.2.2.

9.2.2.  The purchasing Member shall evidence the election to purchase by written notice to the Company, the involuntary transferor and the involuntary transferee, specifying the number of Units to be purchased. The price shall be the Value of the Units. Such price shall be paid in full to the involuntary transferee at the Closing in cash or, at the option of the purchasing Member, by a promissory note of such Member payable over four (4) years with interest at the prime rate (as published by the Wall Street Journal on the date of the Involuntary Transfer) plus two percent (2%); such interest to accrue until the maturity date.

9.2.3.  If the purchasing Member does not elect to purchase all of the Units, then, not later than fifteen (15) days after the date of the Value Notice, the Company may elect to purchase all of the Units not elected to be purchased. The Company shall evidence its election to purchase by written notice to the involuntary transferor and transferee specifying the number of Units to be purchased. The price shall be the Value of the Units on the date of the Involuntary Transfer. Such price shall be paid in full to the. involuntary transferee at Closing in cash or, at the option of the Company, by a promissory note of the Company payable over four years with interest at the prime rate (as published by the Wall Street Journal on the date of the Involuntary transfer) plus two percent (2%); such interest to accrue until the maturity date.

9.2.4.  If an Involuntary Transfer occurs and any right to purchase Units under Subsection 9.2.1 is voided or declared unenforceable under any bankruptcy, debtor relief or other law, then the Company shall have a right of first refusal in the event of any subsequent proposed transfer by the involuntary transferee. Such right of first refusal shall enable the other Member first and if such Units are not all purchased by such Member the Company, to purchase any or all of the Units proposed to be transferred at the same price, if any, and terms as the proposed transfer in accordance with the procedures of this Sections9.3..

9.2.5.  Exchange Right. During the period commencing on the first anniversary of the date hereof (the “Option Period”), the Class B Member shall have the right (the “Option”), to cause the Class A Member to purchase all of the Units of interest in the company owned by the Class B Member, in exchange for that number of shares of Common Stock as is equal to (a) the Value of such Units divided by (b) ninety percent (90%) of the average closing price of the Common Stock for the fifteen (15) trading days preceding that date that the Value is finally determined. The Option may be exercised in whole only, and not in part. The Option may be exercised during the Option Period by the Class B Member providing written notice (the “Exercise Notice”), to the Class A Member setting forth the Class B Member’s election to exercise the Option.

9.3.  Closing of Sale.

9.3.1.  The closing of a sale under this Agreement (the "Closing") shall be held at the offices of the Company at 10:00 am local time twenty (20) business days after the last applicable election period expires or if later, the first date following the date upon which any required regulatory approvals are obtained. At the Closing, the selling and purchasing parties shall execute and deliver to each other the various documents required to carry out their undertakings hereunder.

9.3.2.  The Company shall treat such purchase as completed if the purchasing party or parties deliver immediately available funds in the amount of that portion of the purchase price required at the Closing. The funds shall be delivered to the selling party if present at the Closing, or, if not, to the Company to hold for the selling party. The Company shall have no obligation to invest the funds.

ARTICLE 10

INDEMNIFICATION

10.1  Indemnification and Advancement of Expenses. Subject to the provisions of this Article 10, the Company shall, to the fullest extent it would be permitted under the Act, as the same may be amended and supplemented from time to time or any successor provision, indemnify and advance expenses to (i) its Managers (as if directors), officers, employees, controlling persons and agents and (ii) any Person who at the request of the Company is or was serving as a director, manager, officer, employee, controlling person or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act. The Company, by action of its Board of Managers, may indemnify and advance expenses to its other agents and other Persons who are not Managers or officers up to the fullest extent permitted by the Act provided that such indemnification and advancement of expenses in any given situation is approved or ratified by the Board of Managers. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of security holders or disinterested directors or managers or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a director, manager, officer, employee, controlling person or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

10.2  Actions other than by or in the Right of the Company. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was a Manager, officer, employee, controlling person or agent of the Company, or is or was serving at the request of the Company as a director, Manager, officer, employee, controlling person or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person's conduct was unlawful.

10.3  Actions by or in the Right of the Company. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Manager, officer, employee, controlling person or agent of the Company, or is or was serving at the request of the Company as a director, Manager, officer, employee, controlling person or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company, unless and only to the extent that a court of the State of Texas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which a court of the State of Texas or such other court shall deem proper.

10.4  Success on the Merits. To the extent that any Person described in Sections 10.1 or 10.2 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Subsections, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection therewith.

10.5  Specific Authorization. Any indemnification under Sections 10.2 or 10.3 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of any Person described in said Subsections is proper in the circumstances because such Person has met the applicable standard of conduct required by said Subsections. Such determination shall be made by the Board of Managers by a majority vote of the Managers who were not parties to such action, suit or proceeding.

10.6  Advance Payment. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any Person described in this Article 10 to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company as authorized in this Article 10.

10.7  Non-Exclusivity. The indemnification and advancement of expenses provided by or granted pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any agreement, approval of a majority of disinterested Managers or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office.

10.8  Insurance. The Board of Managers may authorize, by a vote of the majority of the Managers, the Company to purchase and maintain insurance on behalf of any Person who is or was a Manager, officer, employee, controlling person or agent of the Company, or is or was serving at the request of the Company as a director, Manager, officer, employee, controlling person or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 10.

10.9  Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a Person who has ceased to be a Manager, officer, employee, controlling person or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a Person.

10.10  Severability. If any word, clause or provision of this Article 10 or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

10.11  Intent of Section. The intent of this Article 10 is to provide for indemnification and advancement of expenses to the fullest extent that would be permitted by the Act if the Company were a Texas corporation. To the extent that the Act or any successor sections thereto may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE 11

DISSOLUTION

11.1  Events of Dissolution.

(a)  The Company shall be dissolved only:

(i)  on a date and at a time designated by the Board of Managers and the approval of the holders of a majority of the outstanding Class A Units and Class B Units, voting as a single class;

(ii)  upon the closing of a sale of all or substantially all of the assets of the Company; or

(iii)  as otherwise required by applicable law.

(b)  Unless the holders of a majority of the outstanding Class A Units and the Class B Units, voting as a single class, elect otherwise, the Company shall be deemed to be dissolved upon any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues securities pursuant to such merger or consolidation (except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock or membership interests of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock or membership interests of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another Company immediately following such merger or consolidation, the parent entity of such surviving or resulting entity).

(c)  Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the Articles of Organization shall have been cancelled and the assets of the Company shall have been distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, Managers and officers, as such, shall continue to be governed by this Agreement. Upon dissolution, the President or, if there is none, a liquidator appointed by the Board of Managers, shall liquidate the assets of the Company and apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Articles of Organization. Upon a deemed dissolution pursuant to subsection (b) of this Section 11.1, the President shall liquidate and distribute the proceeds from such deemed liquidation as contemplated by Section 11.2 of this Agreement.

11.2  Distributions Upon Liquidation.

(a)  After payment of liabilities owing to creditors, the Treasurer or, if there be none, a liquidator appointed by the Board of Managers shall set up such reserves as he, she or it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by the Treasurer or such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Treasurer or such liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 11.2(b) below.

(b)  After paying such liabilities and providing for such reserves, and after providing for reimbursement of any tax payment advances, the Treasurer or such liquidator shall cause the remaining net assets of the Company to be distributed to and among the Members in accordance with the provisions of Article 6.

(c)  In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the Treasurer or such liquidator may take whatever steps he deems appropriate to convert such assets into any other form which would facilitate the distribution thereof. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value.

ARTICLE 12

MISCELLANEOUS

12.1.  Amendment. Subject to the requirements of the Act, this Agreement may be amended from time to time upon a vote of the holders of a majority of the outstanding Class A Units and the Class B Units, voting as a single class; provided, however, that each Member to be affected must give its written consent to any amendment which would, (a) increase the amount of the Capital Contribution payable by or Capital Commitment of such Member, (b) cause such Member's share of the Company's assets, profits or losses to be modified, unless such modification is in connection with the admission of a new member or members and all interests of Persons or entities who are Members of the same class immediately prior to such admission are similarly modified (in which event this Agreement may be amended by the Board of Managers without the consent of any other Member), or (c) increase the liability of any such Member.

12.2.  Notwithstanding the above, the Board of Managers is authorized, without the consent of any Member, to make amendments to this Agreement (i) to add to the duties or obligations (but not the powers or rights) of the Managers or surrender any right or power granted to the Managers herein for the benefit of the Members, (ii) to preserve the status of the Company as a "partnership" for federal income tax purposes and (iii) to amend Schedule A hereto to reflect the issuance of Units and the admission or withdrawal of Members as authorized by this Agreement; provided that prompt notice of each such amendment shall be delivered to each Member.

12.3.  Waiver. Any waiver of any of the terms hereof shall be effective only for the instance for which it is given and shall not constitute a waiver of a subsequent occurrence or of any other provision hereof.

12.4.  Notices. All notices, requests, demands and other communications made with respect to this Agreement or any other agreements executed in connection herewith shall be in writing, and personally delivered, sent by registered or certified mail (postage prepaid), by telecopier or by prepaid cater service, and shall be deemed to be effective on the day that such writing is delivered or, if given by registered or certified mail, ten (la) days after being deposited in the mails, in accordance with the provision of this Section 13.3. All such notices shall be addressed as follows:

If to the Company:	NewEnglandXethanol, LLC 130 Captains Dr Westbrook, CT 06498

If to any Member: At the address set forth beside his or its name in Schedule A.

12.5.  or to such other address as may be specified in a notice given to the other parties in accordance with this Section 12.5.

12.6.  Binding Agreement. This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

12.7.  Governing Law. This Agreement and all questions arising hereunder shall be determined in accordance with the laws of the State of Delaware including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding choice of law to the contrary of the law of the State of Delaware.

12.8.  Severability. If one or more provisions in this Agreement is held or found to be invalid, illegal or unenforceable in any respect, the provision(s) shall be given effect to the extent permitted by law and the invalidity, illegality or unenforceability shall not affect the validity of the remaining provisions of this Agreement.

12.9.  Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

12.10.  Entire Agreement. This Agreement is intended by the Members to constitute the "Company Agreement" of the Company within the meaning of the Act. This Agreement contains the entire understanding among the Members. This Agreement supersedes any prior written or oral agreement between the Members with respect to the subject matter hereof. This Agreement shall be considered as drafted equally by the Members and any ambiguity shall not be construed against the Members. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or any other Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

12.11.  Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

12.12.  Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and, notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of the Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Company. Each Member agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the Company.

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IN WITNESS WHEREOF, the parties hereto, have executed, or caused to be executed, this Agreement as of the date first above written.

THE COMPANY:

NewEnglandXethanol, LLC

By: /s/ Lee R. Tyrol
Name: Lee R. Tyrol
Title: Managing Director

CLASS A MEMBER:

Xethanol Corporation

By: /s/ Christopher d’Arnaud-Taylor
Name: Christopher d’Arnaud-Taylor
Title: Chairman and CEO

CLASS B MEMBER:

Global Energy and Management, LLC

By: /s/ Lee R. Tyrol
Name: Lee R. Tyrol
Title: President and CEO

Schedule A

Members and Membership Interests

Class A Member	Units

Xethanol Corporation	5
1185 Avenue of the Americas, 20th Floor
New York, NY 10036

Class B Member	Units

Global Energy and Management, LLC	5
130 Captains Dr
Westbrook, CT 06498

Schedule B

Members’ Capital Contributions

Xethanol Corporation
5 Units as a Class A Member

Contribution:

A grant to the Company and (subject to its compliance with the terms of this Operating Agreement relating to technology access fees and royalties) to each Special LLC of an exclusive (subject to the provisions of Section5.4.1) license in the Territory to use all intellectual property (including patents, trade secrets and know-how) relating to the development and operation of biorefineries that is now and during the term of this Operating Agreement owned by or licensed to (to the extent that Xethanol Corporation has the right to grant sublicenses thereof) for the production of ethanol including, but not limited to, ethanol production technologies, plant engineering, technology integration know-how, feedstock analysis and procurement, plant location, strategic alliances, customers, corporate branding, plant management, recruitment and training .

Global Energy and Management, LLC
5 Units as a Class B Member

Contribution:

One Million Five Hundred Thousand Dollars ($1,500,000), which shall be payable as follows:

1.  Two Hundred Fifty Thousand Dollars ($250,000) on the date that both parties have executed this Operating Agreement;

2.  Two Hundred Fifty Thousand Dollars ($250,000) on the date that is ninety (90)) days after the date upon which both parties have executed this Operating Agreement; and

3.  One Million Dollars ($1,000,000) on the date that the Members have approved proceeding with the first Project in accordance with Section 4.3.3 of this Operating Agreement.